Exhibit 10.1

August 22, 2014

The Investment Syndicate (TIS)	Vaccinogen, Inc.
Attn: Anders Halldin	Attn: Michael G. Hanna, Jr., Ph. D.,
c/o Malchor AB	Chairman and Chief Executive Officer
Sollentunavägen 80	5300 Westview Drive, Suite 406
SE-191 40 Sollentuna, Sweden	Frederick, Maryland 21703

Re:     Vaccinogen/TIS Commitment Letter

Reference is made to that certain letter agreement, dated April 24, 2014 (the “Commitment Letter”), by and between Vaccinogen, Inc., a Maryland corporation (“Vaccinogen”), and The Investment Syndicate (“TIS”). Each of Vaccinogen and TIS is referred to herein as a “Party,” and collectively as the “Parties.”

The Parties are entering into this letter agreement (the “Agreement”) to amend the Commitment Letter effective as of the date hereof.

By executing this Agreement, each of the Parties hereby agrees as follows:

1.            The Commitment Letter is hereby amended as follows:

(i)           The following shall be added following the words “positive result” in Article 1 in the clause headed “3rd Closing”:

(Delayed-Type Hypersensitivity)

(ii)          The following is hereby added following the last sentence in Article 1 of the Commitment Letter:

For the avoidance of doubt, except as otherwise expressly set forth in this Article 1, each closing and the conditions to the consummation thereof shall be independent of each other closing, and the closings are not required to occur in any particular order or sequence. Notwithstanding anything to the contrary in this letter, TIS, in its sole discretion, may waive any condition to a closing and may make all or any portion of its total investment prior to the occurrence of any condition to closing set forth herein.

(iii)         Article 4 of the Commitment Letter is hereby deleted and the following is inserted in lieu thereof:

Article 4. Board Constitution

We require that the nominating committee appoint a new chairman and that in-person physical quarterly board meetings be properly planned, scheduled and held. Upon 1st closing, Dr. Benjamin S. Carson, assuming he is willing, will become Chairman in a transitional capacity until the nominating committee is formed and the nominating process produces a replacement Chairman. If Dr. Carson is unwilling or unable to be the Chairman, Mr. Halldin will serve that role as a backup. Also upon 1st closing, Mr. Halldin will serve as Nominating Committee Chairman and initiate the nominating process for board reconstitution.

As Vaccinogen transforms with our capital investment, it is important that a future Vaccinogen board be comprised of most distinguished health care industry/business leaders possible that can attract many institutional investors. As of the date of this letter and until after the 1st closing, we insist that no new board or committee appointments be made without our approval.

Board re-constitution needs to take place in the following manner with a maximum total of seven directors:

Upon the 1st Closing

1. Mr. Nicolis (representing new investors since 2007)

2. A TIS nominee (as vice chairman and chair of nominating committee)

3. Mr. Tussing

4. Dr. Hanna (chairman emeritus, director)

5. Dr. Carson (as Chairman, if willing)

Between the 1st and 2nd closing

The TIS nominee will begin forming the nominating committee of independent directors and will lead the effort to identify, interview, evaluate and recommend for appointment of additional independent directors, potential board chairman and committee chairman candidates. The board would activate the compensation committee and appoint one of the new independent directors as chairman of it. The board would appoint additional independent directors to the audit committee.

Prior to the 5th Closing

1. Mr. Nicolis

2. A TIS nominee

3. Mr. Tussing

4. Dr. Carson

5. A new independent director

6. A 2nd new independent director

7. A 3rd new independent director (Dr. Hanna retires from the board but maintains chairman emeritus status upon appointment of 3rd independent director)

Also, well in time for the 5th Closing, the board must establish term-limit guidelines for directors and be in keeping with best practices for a US public company. When any board member provided for in this Article 4 resigns (voluntarily or as the result of an agreement to resign upon the happening of certain events) or is otherwise no longer able to serve as a board member, the remaining board members shall appoint such board member’s replacement in accordance with Vaccinogen’s bylaws, charter and board committee charters and in accordance with applicable laws and exchange rules.

(iv)         The second sentence of Article 5 of the Commitment Letter is hereby deleted and the following is inserted in lieu thereof:

We require that an updated agreement be executed between Vaccinogen and The Abell Foundation clarifying Abell’s agreement to either (a) commit to invest at $5.50 per share on or before the 14th day following Abell’s receipt of written notice (together with such further related information and documentation as Abell may reasonably require) from Vaccinogen that both (I) the first patient has been given three doses of OncoVAX, with positive results (Delayed-Type Hypersensitivity), in the next phase IIIb trial and (II) the aggregate investment by TIS of at least $40,000,000 for the purchase of Vaccinogen securities in accordance with this letter have occurred or (b) surrender its investment option if items (I) and (II) above have occurred and Abell chooses not to invest in manner contemplated by (iv)(a) above. TIS will join the execution of the updated Abell agreement for the sole purpose of affirming Vaccinogen’s commitments to (x) relocate its offices to Baltimore, Maryland within 12 months of the closing of a financing of at least $35 million and (y) to construct and maintain its next and principal manufacturing facility in Baltimore, Maryland.

(v)          The second sentence of Article 6 of the Commitment Letter is hereby deleted and the following is inserted in lieu thereof:

We require that commercially reasonable efforts be made by Vaccinogen to implement a corporate structure consistent with best practices for companies similar in size, industry and nature to Vaccinogen prior to the 4th Closing.

2.           Each reference in the Commitment Letter to “this binding document”, “this binding commitment”, “this letter” or words of like import shall hereafter mean and be a reference to the Commitment Letter, as amended hereby. Except as specifically amended hereby, the Commitment Letter, and each and every term and provision thereof, shall remain in full force and effect.

3.           The Commitment Letter (including the documents and instruments referred to therein), as amended hereby, embody the entire agreement and understanding of the Parties with respect to the transactions contemplated thereby and supersede all other prior commitments, arrangements or understandings, both oral and written, between the Parties with respect to the subject matter thereof.

4.           The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

5.           This Agreement may be executed in any number of counterparts (which may be by facsimile or optically-scanned electronic mail attachment) each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

AGREED TO AND

ACCEPTED AS OF AUGUST 22, 2014

THE INVESTMENT SYNDICATE (TIS),		VACCINOGEN, INC.,
a Maryland corporation

By:	/s/ Anders Halldin	By:	/s/ Michael G. Hanna, Jr., Ph.D
Name:	Anders Halldin	Name:	Michael G. Hanna, Jr., Ph. D.
Title:	TIS Leader	Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO COMMITMENT LETTER]